Exhibit 10.1

[Execution Copy]

SEPARATION AGREEMENT AND GENERAL RELEASE

David S. Johnson (“Johnson”) has been employed by Kraft Foods Global, Inc. (“Kraft”) as President, North America Commercial in Northfield, Illinois. Johnson’s employment relationship with Kraft has ended and Kraft has offered Johnson benefits as set forth in this Agreement, certain of which benefits are greater than what Johnson is entitled to receive, and Johnson has decided to accept Kraft’s offer. Therefore, Johnson and Kraft both agree and promise as follows:

1.             Johnson’s last day of active work at Kraft was September 12, 2006; however, Johnson will be paid his regular salary by Kraft through October 31, 2006 (“Termination Date”). Johnson will thereafter not receive any further salary payments from Kraft until May 1, 2007. After that date Johnson will be paid the following Separation Payments by Kraft: (a) by May 10, 2007 a lump sum payment, less applicable withholding, equal to six (6) months of Johnson’s base salary in effect on the Termination Date; and (b) twelve (12) months of his salary to be paid on a salary continuation basis, at his bi-weekly base salary in effect on the Termination Date, from May 1, 2007 through April 30, 2008 (the “Salary Continuation Period”). Johnson will be eligible to receive Kraft medical, dental, life, long-term disability and personal accident insurance coverage pursuant to the terms of these Kraft benefit plans as if he were an employee until April 30, 2008. While he is on Salary Continuation Johnson’s cost for medical and dental insurance coverage will be deducted from his Salary Continuation payments; and, for the period from November 1, 2006 through April 30, 2007, Johnson will pay Kraft the applicable cost in a single lump sum within thirty (30) days after receipt of an invoice from Kraft. Johnson will be credited with pension service under Kraft’s Retirement Plan (both qualified and non-qualified) from November 1, 2006 through April 30, 2008. Johnson will not be eligible to receive Kraft short-term disability insurance coverage or business travel accident coverage, or be eligible to make 401(k) Plan contributions or receive Kraft’s matching contribution under the 401(k) Plan after the Termination Date.

2.             Provided that Johnson complies with Sections 7, 10, 11 and 12 of this Agreement, Johnson will receive a payment in respect of his 2006 annual incentive award under the Kraft Management Incentive Plan (“MIP”) to be pro-rated for the period from January 1, 2006 through the Termination Date and paid on the basis of Johnson’s individual target percentage and the actual business unit rating for Kraft for full fiscal 2006, as determined by the Compensation Committee of Kraft’s Board of Directors (the “Committee”). This payment, less required deductions, will be made at such time as MIP payments for the 2006 performance period are made to Kraft’s senior executives. In addition, Johnson will, provided that he complies with Sections 7, 10, 11 and 12 of this Agreement, receive a payment of his 2004-2006 Long-Term Incentive Plan (“LTIP”) award to be pro-rated from January 1, 2004 through the Termination Date and paid on the basis of Johnson’s individual target percentage and the actual Kraft LTIP rating, as determined by the Committee. This payment, less required deductions, will be made at such time as LTIP payments for the 2004-2006 performance period are made to Kraft’s senior executives.

3.             Johnson will be eligible for continued financial counseling in accordance with current practice through the end of the Salary Continuation Period.  In addition, Johnson will be eligible to continue participating in the Kraft executive car policy through the Salary Continuation Period.  Following the Salary Continuation Period, Johnson will have the choice of purchasing the car based on 100% of the wholesale value plus all applicable taxes, license fees and any administrative fees charged by the leasing company, or returning the car to Kraft’s Northfield location or another mutually agreed upon location.  During the Salary Continuation Period, Kraft will continue to be responsible for paying all normal repair, and normal maintenance.

4.             Johnson will be entitled to exercise any vested stock options that he holds in Altria Group, Inc. (formerly Philip Morris Companies Inc.) and Kraft Foods Inc. stock pursuant to the terms of the applicable option grant.  His separation from employment will be treated for stock option exercise purposes as an involuntary termination without cause and he will have 12 months from his Termination Date to exercise any unexercised options.  Johnson will forfeit any right, title and interest to his unvested 2004, 2005 and 2006 Kraft restricted stock awards.

5.             Kraft will pay Johnson, in a single lump sum less required deductions, $1,877,000.  This payment will be made to Johnson by October 31, 2006.

6.             If Johnson were to die prior to his receipt of the payments due him pursuant to Sections 1, 2 and 5 above, Kraft agrees to pay Johnson’s surviving spouse (or estate if no surviving spouse) any Salary Continuation payments not yet received under paragraph 1, the payments provided for in Section 2, and the lump sum payment provided for in Section 5, provided that if the amount of the payments described in Section 2 have not yet been determined at the time of Johnson’s death, such payments will be made at such time as their amount has been determined.

7.             As consideration for Kraft’s payment to Johnson of the monies provided for in Sections 1, 2 and 5, Johnson agrees that he will not engage in Prohibited Conduct from the date of this Agreement through October 31, 2007.  Prohibited Conduct will be: (1) working for, or providing services, directly or indirectly (whether as an employee, consultant, officer, director, partner, joint venturer, manager, member, principal, agent, or independent contractor, individually, in concert with others, or in any other manner), to any of the companies listed below, or of an entity that has a controlling equity interest or management control of any such company, without the written consent of Kraft’s Executive Vice President Global Human Resources, or designee, such consent to be provided by Kraft in its sole and absolute discretion; or (2) soliciting, directly or indirectly, any employee of Kraft to leave Kraft and to work for any other entity, whether as an employee, independent contractor or in any other capacity.

The companies are:  Cadbury Schweppes plc, Campbell Soup Company, The Coca-Cola Company, ConAgra Foods, Inc., General Mills, Inc., Groupe Danone, H.J. Heinz Company, Hershey Foods Corporation, Kellogg Company, Nestlé S.A., PepsiCo, Inc., The Procter & Gamble Company, Sara Lee Corporation, and Unilever N.V., or any subsidiaries, affiliates or subsequent parent or merger partner if any of these companies are acquired or merge.  For purposes of this Agreement, “affiliate” of a specified person or entity means a person or entity that directly or indirectly controls, is controlled by, or is under common control with, the person or entity specified.

Should Johnson engage in Prohibited Conduct at any time prior to October 31, 2007 he will be obligated to pay back to Kraft all payments received pursuant to this Agreement and Kraft will have no obligation to pay Johnson any payments that may be remaining due under this Agreement. This will be in addition to any other remedy that Kraft may have in respect of such Prohibited Conduct.  Kraft and Johnson acknowledge and agree that Kraft will or would suffer irreparable injury in the event of a breach or violation or threatened breach or violation of the provisions set forth in Sections 5, 8, 9 and 10 and agree that in the event of an actual or threatened breach or violation of such provisions Kraft will be awarded injunctive relief in the federal or state courts located in Illinois to prohibit any such violation or breach or threatened violation or breach, without necessity of posting any bond or security, and that such right to injunctive relief will be in addition to any other rights available under this Agreement.

8.             Kraft will provide executive outplacement services to Johnson, upon his request and will reimburse Johnson for his reasonable professional fees incurred by him in connection with the negotiation and preparation of this Agreement, provided, however, that Kraft’s obligation to pay for outplacement services and professional fees, combined, will not exceed a maximum of $50,000.

9.             Johnson agrees to return all company property in his possession, including documents, manuals, handbooks, notes, keys and any other articles he has used in the course of his employment, no later than his Termination Date.

10.           Johnson acknowledges that during the course of his employment with Kraft, he was entrusted with certain marketing, financial, product, manufacturing, technical and other proprietary information and material which are the property of Kraft.  Johnson agrees that, from the date of this Agreement and following his Termination Date, he will not communicate or disclose to any third party, or use for his own account, without the written consent of Kraft, any of the aforementioned information or material, except as required by legal process or unless and until such information or material becomes generally available to the public through no fault of Johnson.  Nothing herein shall preclude Johnson from using his general knowledge and expertise to fulfill job responsibilities with a new employer.  Nothing in this Section 10 will prevent Johnson from making any disclosure required by law or as a result of a court, arbitration, administrative or similar proceeding (provided Johnson will request confidential treatment of any such information and provide Kraft with reasonable prior notice of the disclosure.)

11.           Johnson agrees to keep the terms and substance of this Agreement confidential, and that he will not disclose the terms of this Agreement or matters out of which it arises to anyone, except his immediate family, his financial advisors, his attorneys, or as may be required by law; provided, however, that Johnson may disclose the terms of the non-compete/non-solicitation provisions of Section 6 and the confidentiality provisions of Section 8 to any prospective employer.

12.           Johnson agrees that, in discussing his relationship with Kraft and its affiliated and parent companies and their business and affairs, he will not disparage, discredit or otherwise treat in a detrimental manner Kraft, its affiliated and parent companies or their officers, directors and employees.  Kraft agrees that, in discussing its relationship with Johnson, it will not disparage or discredit him or otherwise treat him in a detrimental way.  Nothing in this Section 12 will prevent any person from making truthful statements to the extent necessary with respect to any proceeding relating to this Agreement or as required by law or as a result of a court, arbitration, administrative or legislative proceeding, provided each party will provide reasonable notice to the other of any statement required by law or any such proceeding.

13.           Johnson agrees to fully cooperate with Kraft and its affiliated and parent companies in the defense of any matter in which he was involved during his employment and to make himself reasonably available as required by Kraft or its affiliated and parent companies or their counsel, subject to Johnson’s other commitments.  In the event such a matter arises, Kraft or its affiliated or parent companies will be solely responsible for all costs and fees which may be incurred and will continue to indemnify Johnson to the fullest extent permitted by law for all actions taken by him as an employee and/or officer of Kraft.  If time incurred by Johnson on Kraft’s behalf becomes substantial, Kraft shall pay Johnson a fee for his time and effort, such fee to be mutually determined by Kraft and Johnson.

14.           In the event either Johnson or Kraft contests the interpretation or application of any of the terms of this Agreement, the complaining party shall notify the other in writing of the provision that is being contested.  If the parties cannot satisfactorily resolve the dispute within thirty (30) days, the matter will be submitted to arbitration.  An arbitrator will be chosen pursuant to the American Arbitration Association’s (“AAA”) National Rules for the Resolution of Employment Disputes from a panel submitted by the AAA Chicago, IL office and the hearing shall be held at a mutually agreeable location in the Chicago metropolitan area.  The arbitrator’s fees and expenses and filing fees shall be borne equally by Johnson and Kraft.  The arbitrator shall issue a written award which shall be final and binding upon the parties.

15.           Johnson is aware of his legal rights concerning his employment with Kraft.  In consideration for the benefits being provided to Johnson hereunder, Johnson (for himself, his heirs, legal representatives and assigns) hereby waives, and generally releases Kraft, its affiliated companies and their officers, directors, agents, and employees from, and agrees not to sue them for any claims or causes of action existing on the date of this Agreement arising out of his employment relationship with Kraft or the separation from that employment.  This includes, but is not limited to, all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, or any other federal, state or local law dealing with employment discrimination, and claims for breach of contract and wrongful discharge; provided, however, that this release shall not waive any rights or claims that arise after the date of this Agreement or that Johnson may have to benefits under this Agreement, under any applicable Kraft employee benefit plan, program or arrangement, or with respect to indemnification and/or insurance protection for all actions taken by Johnson while an employee, officer and/or director of Kraft or its affiliates or related enterprises.  In consideration for the above release, Kraft, on behalf of itself and its affiliated companies, and their officers, directors, agents and employees, hereby waives, and generally releases Johnson from, and agrees not to sue him for any claims or causes of action existing on the date of this Agreement arising out of his employment relationship with Kraft or the separation from employment.

16.           Johnson is a participant in various plans operated by Kraft that may or do provide non-qualified deferred compensation.  If any compensation or benefits provided for by this Agreement or such plans may result in the application of Section 409A of the Code, Kraft will, in agreement with Johnson modify the Agreement or such plans in the least restrictive manner necessary in order, where applicable, (i) to exclude such compensation from the definition of “deferred compensation” within the meaning of said Section 409A, or (ii) to comply with the provisions of said Section 409A, other applicable provisions of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and to make such modification, in each case, without any diminution in the value of the payments to be paid or provided to Johnson pursuant to Sections 1, 2, 3, 4, 5 and 8 of this Agreement or such plans. To the extent required in order to comply with Section 409A of the Code, amounts or benefits to be paid or provided to Johnson pursuant to this Agreement will be delayed to the first business day on which such amounts and benefits may be paid to Johnson in compliance with said Section 409A.

17.           Johnson will continue to be entitled to indemnification in accordance with applicable laws, the governing corporate documents of Kraft or its affiliates, or applicable insurance policies, and will continue to be covered by directors’ and officers’ insurance maintained by Kraft or its affiliates, with respect to any liability Johnson incurs or incurred as a result of his having served as an employee, officer and/or director of Kraft or its affiliates or any related enterprises.

18.           Johnson is not obligated to seek other employment or to take any action to mitigate any amounts payable under this Agreement, which amounts will not be subject to offset.  This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and Kraft shall require any successor to assume and agree to perform this Agreement.  This Agreement may not be amended except by written agreement of Johnson and Kraft.  This Agreement may be executed in counterparts, each of which will be deemed original but all of which one and same Agreement.  Signatures may be delivered by facsimile or in pdf format.

19.           By signing below Johnson acknowledges that he has thoroughly read this Agreement.  He also acknowledges that he has been advised to consult an attorney prior to executing this Agreement and that he has 21 days to review this Agreement before signing it, and an additional 7 days after signing it to revoke it.  In addition, Johnson agrees that he has full understanding and knowledge of the terms and conditions of this Agreement, and that he understands that these terms will be final and binding upon Johnson and upon Kraft 7 days from the execution of this Agreement.

/s/ DAVID S. JOHNSON	Date:	10/18/06
DAVID S. JOHNSON

The undersigned hereby certifies that David S. Johnson appeared before me and signed this document and verified that he signed this Agreement voluntarily.

/s/ CATHERINE MILLER		Date:	10/18/06
Notary Public

Official Seal Catherine Miller Notary Public State of Illinois My Commission Expires 11/18/07

My Commission Expires:
11/18/07

ACCEPTED FOR KRAFT FOODS GLOBAL, INC.

By:	/s/ KAREN J. MAY
Title:	EVP Global Human Resources
Date:	10/19/06